CONTACT:

David Fry	Van Negris / Lexi Terrero
Senior Vice President and Chief Financial Officer	Van Negris & Company, Inc.
Flushing Financial Corporation	(212) 759-0290
(718) 961-5400

FOR IMMEDIATE RELEASE

MICHAEL J. HEGARTY, FLUSHING FINANCIAL CORPORATION'S PRESIDENT

AND CHIEF EXECUTIVE OFFICER, RETIRES

FLUSHING, NY – June 30, 2005 – Flushing Financial Corporation (Nasdaq: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced that Michael J. Hegarty has retired as President and Chief Executive Officer. Mr. Hegarty, who will continue as a Director of the Company and the Bank, joined the Company as Executive Vice President and Chief Operating Officer in August, 1995 and has served as a Director since 1987.

Gerard P. Tully, Sr., Chairman of the Board of Directors of Flushing Financial Corporation, stated: “We wish to acknowledge Mike’s exceptional contributions to Flushing Financial Corporation that span over 17 years of dedicated service.

“Under his leadership, Flushing has grown to a well-capitalized and profitable institution of over $2 billion in assets, with a demonstrated ability to grow in a vibrant multicultural market. Mike has helped build a legacy for the Bank of which we can all be proud.

“It’s been a privilege for me and the members of our Board of Directors to work with Mike and his team over the years. We’re very happy that he has chosen to remain a Director of our Company, allowing us to continue to draw upon the value of his many years of experience.”

Mr. Hegarty will be succeeded by John R. Buran, 55, who joined Flushing Financial Corporation as Executive Vice President and Chief Operating Officer in 2001 and was named a Director in 2003, who was named to succeed Mr. Hegarty as President and Chief Executive Officer in a planned transition, effective upon Mr. Hegarty’s retirement.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan, and Nassau County.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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